Exhibit 99.(r)(1)

Code of Ethics - Personal Trading (Rule 17j-1)

CODE OF ETHICS – PERSONAL TRADING (RULE 17j-1)

This policy applies to all Trusts identified in Appendices I and II

I.	Compliance Oversight of Personal Trading and Ethics Policies

The CCO must evaluate at least annually whether the Adviser and the Fund have adopted and implemented procedures and processes reasonably designed to comply with the Personal Trading and Ethics Policies.

If the CCO determines that any of these policies, procedures and/or processes do not meet this standard, the CCO must notify the relevant entity of the deficiency and request that the entity indicate how it intends to address the deficiency.1 If the deficiency is not addressed to the CCO’s satisfaction within a reasonable time after notification (as determined by the CCO), then the CCO must promptly notify the Board of the deficiency and discuss with the Board possible responses.

II.	Code of Ethics

SEI Structured Credit Fund, L.P.

SEI Alternative Income Fund

CODE OF ETHICS

Adopted Under Rule 17j-1

While affirming its confidence in the integrity and good faith of all of its officers and trustees, the SEI Structured Credit Fund, L.P. and SEI Alternative Income Fund (the “Fund(s)”) recognize that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain officers, employees and trustees could place such individuals, if they engage in personal transactions in securities that are eligible for investment by the Fund, in a position where their personal interest may conflict with that of the Fund.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the “1940 Act”), the Fund has determined to adopt this Code of Ethics (“Code”) to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

A.	Statement of General Principles

In recognition of the trust and confidence placed in the Fund by its shareholders, and to give effect to the Fund’s belief that its operations should be directed to the benefit of its shareholders, the

1 If the CCO determines that the Fund’s policies, procedures and/or processes do not meet this standard with respect to the Board, the CCO shall notify the Chairman of the Audit Committee.

Code of Ethics - Personal Trading (Rule 17j-1)

Fund hereby adopts the following general principles to guide the actions of its trustees, officers and employees:

(1)	The interests of the Fund’s shareholders are paramount, and all of the Fund’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

(2)	All personal transactions in securities by the Fund’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Fund and its shareholders.

(3)	The Fund’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Fund, or that otherwise bring into question the person’s independence or judgment.

(4)	All of the Fund’s personnel are prohibited from disclosing material nonpublic information to others or engaging in the purchase or sale (or recommending or suggesting that any person engage in the purchase or sale) of any security to which such information relates.

B.	Definitions

(1)	“Access Person” shall mean

(i)	each director or officer of the Fund,

(ii)	each employee of the Fund, or each director, officer or employee of the Fund’s investment adviser (“Adviser”), (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and

(iii)	any natural person in a control relationship to the Fund or the Fund’s Adviser who obtains information concerning recommendations made to or by the Fund with respect to the purchase or sale of a security by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(iv)	each director, officer or general partner of any principal underwriter for a Fund, but only where such person in the ordinary course of business either makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to the making of recommendations regarding securities to a Fund; and

(2)	“Automatic Investment Plan” shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment

Code of Ethics - Personal Trading (Rule 17j-1)

accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(3)	“Beneficial ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect monetary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

(4)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

(5)	“Independent Director” means a Director of a Fund who is not an “interested person” of that Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(6)	“Initial Public Offering” (“IPO”) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(7)	“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

(8)	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(9)	“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares of registered open-end mutual funds not organized as unit investment trusts unless advised by SIMC. (Please note that transactions in Exchange Traded Funds that are organized as unit investment trusts and mutual funds advised by SIMC are subject to the reporting and holding period requirements of this Code).

(10)	A Security “held or to be acquired” by a Fund means (A) any Security which, within the most recent fifteen days, (i) is or has been held by a Fund or (ii) is being or has been considered by a Fund’s Adviser for purchase by the Fund; (B) and any option

Code of Ethics - Personal Trading (Rule 17j-1)

to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

(11)	A Security is “being purchased or sold” by a Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.

(12)	“Special Purpose Investment Personnel” means each Access Person who, in connection with his or her regular functions, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or obtains securities by the Fund, or obtains information regarding the purchase or sale of securities by the Fund (including, where appropriate, attendance at Board meetings and other meetings at which the official business of a Fund is discussed or carried on).

C.	Prohibited Purchases and Sales of Securities

(1)	No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a Fund:

(A)	employ any device, scheme or artifice to defraud such Fund;

(B)	make to such Fund any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice or course of business which would operate as a fraud or deceit upon such Fund; or

(D)	engage in any manipulative practice with respect to a Fund.

(2)	No Special Purpose Investment Personnel may purchase or sell, directly or indirectly, any Security as to which such person is a Special Purpose Investment Personnel in which he had (or by reason of such transaction acquires) any Beneficial Ownership at any time within seven calendar days before or after the time that the same (or a related) Security is being purchased or sold by any Fund.

(3)	No Access Person may sell a Security within 60 days of acquiring beneficial ownership of that Security.

D.	Additional Restrictions and Requirements

(1)	Each Access Person must obtain approval from the Review Officer before acquiring beneficial ownership of any securities offered in connection with an IPO or a Private Placement, except that an Independent Director shall be exempt from this requirement provided that such Independent Director has no knowledge regarding the contemporaneous purchase or sale of such security by a Fund.

Code of Ethics - Personal Trading (Rule 17j-1)

(2)	No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of a Fund.

(3)	Each Access Person (other than a Fund’s Independent Directors) who is not required to provide such information under the terms of a code of ethics described in Section G hereof must provide to the Review Officer, no later than ten days after he or she becomes an Access Person, an initial holdings report, and, within forty-five days after the end of each calendar year, an annual holdings report. The initial and annual holding reports shall disclose:

a.	The title, number of shares and principal amount of each Security in which such Access Person had any direct or indirect Beneficial Ownership;

b.	The name of the broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

c.	The date that the report was submitted by the Access Person.

The information included in the initial holdings report must be current as of a date no more than 45 days prior to the date such person becomes an Access Person. The information included in the annual holdings report must be as of each calendar year-end. The Initial Holdings Report and Annual Holdings Report are attached as Exhibits 1 and 2, respectively.

(4)            Access Persons are not required to submit an initial or annual holdings report with respect to transactions effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or Control.

E.	Reporting Obligations[2]

(1)	Annual Holdings Reports. Each Access Person (other than a Fund’s Independent Directors) must submit a listing of all Securities which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, as well as a list of all securities accounts. The list must be current as of a date no more than 45 days before the report is submitted.

(2)	Quarterly Transaction Reports. Each Access Person (other than a Fund’s Independent Directors) shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer quarterly. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to an officer designated to receive his or her reports

2 Access Persons who are out-of-the-office under the Family and Medical Leave Act (FMLA) during the entire reporting period are not subject to the reporting requirement portion of the Code during that time. All other portions of the Code will continue to apply

Code of Ethics - Personal Trading (Rule 17j-1)

(“Alternate Review Officer”), who shall act in all respects in the manner prescribed herein for the Review Officer.

Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(A)	The date of the transaction, the title, the interest rate and maturity date (if applicable). the number of shares or the principal amount of each Security involved;

(B)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	The price of the Security at which the transaction was effected;

(D)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(E)	The date the report was submitted by the Access Person; and

(F)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•	The name of the broker, dealer or bank with whom the Access Person established the account;

•	The date the account was established; and

•	The date the report was submitted by the Access Person.

The Quarterly Transaction Report is attached as Exhibit 3.

(3)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(4)	An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan. In addition, Access Persons are not required to submit a quarterly transaction report with respect to transactions effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or Control.

(5)	In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

Code of Ethics - Personal Trading (Rule 17j-1)

(6)	An Access Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports pursuant to this Section E where such person is required to file reports pursuant to a code of ethics described in Section G, hereof.

(7)	An Independent Director shall report transactions in Securities only if the Director knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the 15-day period immediately preceding or following the date of the Director’s transaction, such security was purchased or sold, or was being considered for purchase or sale, by a Fund. (The “should have known” standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting a Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund’s portfolio holdings, market considerations, or the Fund’s investment policies, objectives and restrictions.)

(8)	An Access Person need not submit a quarterly report if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Officer, provided that all required information is contained in the broker trade confirmations or account statements and is received by the Review Officer no later than 30 days after the end of the calendar quarter.

(9)	Each Independent Director shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company’s outstanding shares. Such report shall be made promptly after the date on which the Trustee’s ownership interest equaled or exceeded 1/2 of 1%.

F.	Review and Enforcement

(1)	The Review Officer is responsible for identifying each person who is (a) an Access Person of the Fund; and (b) required to report his or her transactions under this Code and shall inform such Access Persons of their reporting obligation under the Code. Such Access Persons shall execute a Compliance Certification attached as Exhibit 4.

(2)	The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of a Fund to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

(3)	If the Review Officer determines that a violation of this Code may have occurred, he shall submit his written determination, together with the confidential monthly

Code of Ethics - Personal Trading (Rule 17j-1)

report and any additional explanatory material provided by the individual, to the Chief Compliance Officer (“CCO”) of such Fund, who shall make an independent determination as to whether a violation has occurred.

(4)	If the CCO finds that a violation has occurred, he shall impose upon the individual such sanctions as he deems appropriate and shall report the violation and the sanction imposed to the Board of Directors (the “Board”) of such Fund.

(5)	No person shall participate in a determination of whether he has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of the CCO is under consideration, any Compliance Officer shall act in all respects in the manner prescribed herein for the CCO.

G.	Investment Adviser’s and Principal Underwriter’s Code of Ethics

Each adviser and principal underwriter of a Fund shall:

(1)	Submit to the Board of such Fund a copy of its code of ethics adopted pursuant to Rule 17j-1;

(2)	Promptly report to the appropriate Fund in writing any material amendments to such code of ethics;

(3)	Promptly furnish to such Fund upon request copies of any reports made pursuant to such code of ethics by any person who is an Access Person as to the Fund;

(4)	Shall immediately furnish to such Fund, upon request, all material information regarding any violation of such code of ethics by any person who is an Access Person as to the Fund; and

(5)	At least once a year, provide such Fund a written report that describes any issue(s) that arose during the previous year under its code of ethics, including any material code violations and any resulting sanction(s), and a certification that it has adopted measures reasonably necessary to prevent its personnel from violating its code of ethics.

H.	Annual Written Report to the Board

At least once a year, the CCO will provide the Board a written report that includes:

(1)	Issues Arising Under the Code - The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanction(s).

(2)	Certification - The Report will certify to the Board that the Fund has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future.

Code of Ethics - Personal Trading (Rule 17j-1)

I.	Records

The Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each report submitted by an officer, Director, or Access Person required to report under this Code, including any information provided in lieu of any such reports, shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, or the information provided, the first two years in an easily accessible place;

(4)	A list of all persons who are, or within the past five years have been, required to submit reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

(5)	A copy of each annual report to the Board will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in an IPO or a Private Placement, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted.

J.	Miscellaneous

(1)	Confidentiality. All reports of securities transactions and any other information filed with a Fund pursuant to this Code shall be treated as confidential.

(2)	Interpretation of Provisions. The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

(3)	Periodic Review and Reporting. The CCO shall report to the Board at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

Adopted May 20, 2003.

Amended June 6, 2008, May 29, 2009, February 10, 2011, March 3, 2014, March 2020, July 2023

Code of Ethics - Personal Trading (Rule 17j-1)

EXHIBIT 1

INITIAL HOLDINGS REPORT

Name of Reporting Person:                           ____________________________

Date Person Became Subject to the

Code’s Reporting Requirements:            ____________________________

Information in Report Dated as of:        ____________________________

Date Report Submitted:             ____________________________

Securities Holdings

Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount (if applicable)

If you have no securities holdings to report, please check here. ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

If you maintain an account in which any securities are held for your direct or indirect benefit, please provide the following information:

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

If you have no securities accounts to report, please check here. ☐

Code of Ethics - Personal Trading (Rule 17j-1)

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

Code of Ethics - Personal Trading (Rule 17j-1)

EXHIBIT 2

ANNUAL HOLDINGS REPORT

Name of Reporting Person:                  ________________________

Information in Report Dated as of:    ________________________

Date Report Submitted:                         ________________________

Calendar Year Ended: December 31, ____

Securities Holdings

Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount (if applicable)

If you have no securities holdings to report, please check here. ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

If you maintain an account in which any securities are held for your direct or indirect benefit, please provide the following information:

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

If you have no securities accounts to report, please check here. ☐

Code of Ethics - Personal Trading (Rule 17j-1)

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

Code of Ethics - Personal Trading (Rule 17j-1)

EXHIBIT 3

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Name of Reporting Person:       __________________________

Calendar Quarter Ended:             __________________________

Date Report Due:                          __________________________

Date Report Submitted:              __________________________

Securities Transactions

Date of Transaction	Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer of Bank Effecting Transaction

If you have no securities transactions to report for the quarter, please check here. ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

If you established a securities account during the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you did not establish a securities account during the quarter, please check here. ☐

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Code of Ethics - Personal Trading (Rule 17j-1)

Signature	Date

Code of Ethics - Personal Trading (Rule 17j-1)

EXHIBIT 4

COMPLIANCE CERTIFICATION

Initial Certification

I certify that I: __________________________________________

(i) have received, read and reviewed the Trusts’ Code of Ethics;

(ii) understand the policies and procedures in the Code;

(iii) recognize that I am subject to such policies and procedures;

(iv) understand the penalties for non-compliance;

(v) will fully comply with the Trusts’ Code of Ethics; and

(vi) have fully and accurately completed this Certificate.

Signature:          ____________________________________

Name:                ____________________________________ (Please print)

Date Submitted:            ______________________________